Exhibit 10.6
EXCLUSIVE SUBLICENSE AGREEMENT

This Exclusive Sublicense Agreement (“Agreement”) is made effective as of September 23, 2011 (“Effective Date”) by and between Cleveland BioLabs, Inc., a corporation organized and existing under the laws of the State of Delaware (“CBLI”), and Panacela, a corporation organized under the laws of the State of Delaware (“Panacela”).  The parties hereto are additionally referred to individually as a “Party”, and collectively, the “Parties”.

WHEREAS, CBLI, the Open Joint Stock Company “RusNano” (“RusNano”), and others have entered into that certain Investment Agreement dated as of September 19, 2011 (the “Investment Agreement”), pursuant to which, among other things, Panacela was formed as a joint venture for the purpose of developing a new generation of pharmaceutical drugs, including an initial focus on innovative oncology, immunology and anti-microbial therapies;

WHEREAS, CBLI has a license to the Licensed Rights (as defined below) from The Cleveland Clinic Foundation, a non-profit Ohio corporation (“CCF”) pursuant to that certain Exclusive License Agreement between CBLI and CCF effective July 1, 2004, and as amended on March 22, 2010, and as amended on September 22, 2011, which second amendment includes rights from Children’s Cancer Institute Australia for Medical Research, a not for profit medical institute formed under the laws of Australia with registration number ACN 072 279 559  (“CCIA”), and attached hereto as Appendix A (“Exclusive License Agreement”) related to oncology and other areas;

WHEREAS, CCF and CCIA entered into a Letter Agreement on September 23, 2011, pursuant to which CCF irrevocably assigned its rights to receive 50% of the payments related to the patents listed under the Revercom title on Appendix C to CCIA;

WHEREAS, CBLI desires to grant, and Panacela desires to accept, a sublicense to Panacela under the Licensed Rights under the terms of this Agreement, pursuant to the Exclusive License Agreement; and

WHEREAS, the execution and delivery of this Agreement is required by the Investment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

I.         DEFINITIONS

For the purpose of this Agreement, the following definitions shall apply.  Any capitalized terms not defined herein or therein, shall have the meaning contained in the Exclusive License Agreement.

A.           “Licensed Fields” means, collectively, the Licensed Mobilan Field and the Licensed Inhibitor and Modulator Field.

B.           “Licensed Mobilan Field" means medical and nonmedical uses of a bifunctional expression system containing genetic elements encoding flagellin and toll-like receptor 5.

C.           “Licensed Mobilan Patents” means any and all rights in and to:

1.	the patents and patent applications described in Appendix B hereto and all patents anywhere in the world issuing thereon;

2.	any patent or patent application of any kind anywhere in the world that claims any of the Licensed Mobilan Rights; and

3.
all divisions, continuations, continuations-in-part, patents of addition, patents, substitutions, registrations, reissues, reexaminations or extensions of any kind with respect to any of the foregoing applications and patents.

D.           “Licensed Mobilan Rights” means, collectively, inventions, discoveries, and information covered by the Licensed Mobilan Patents.

E.           “Licensed Inhibitor and Modulator Field” means the discovery, development, and commercialization of methods, techniques, devices, systems, animals, and therapeutics in the field of oncology and immunotherapy.

F.           “Licensed Inhibitor and Modulator Patents” means any and all rights in and to:

1.	the patents and patent applications described in Appendix C hereto and all patents anywhere in the world issuing thereon;

2.	any patent or patent application of any kind anywhere in the world that claims any of the Licensed Inhibitor and Modulator Rights; and

3.
all divisions, continuations, continuations-in-part, patents of addition, patents, substitutions, registrations, reissues, reexaminations or extensions of any kind with respect to any of the foregoing applications and patents.

G.           “Licensed Inhibitor and Modulator Rights” means, collectively, inventions, discoveries, and information covered by the Licensed Inhibitor and Modulator Patents.

H.           “Licensed Patents” means, collectively, the Licensed Mobilan Patents and the Licensed Inhibitor and Modulator Patents.

I.           "Licensed Rights" means, collectively, the Licensed Mobilan Rights and the Licensed Inhibitor and Modulator Rights.

II.         GRANT

A.           Exclusive Sublicense.

1.           Licensed Mobilan Rights.  Subject to the terms and conditions of this Agreement, CBLI hereby grants to Panacela an exclusive sublicense under the Licensed Mobilan Rights to: (a) make, have made, develop, use, import, export, distribute, market, promote, offer for sale and sell Products, (b) practice any method, process or procedure within the Licensed Mobilan Patents, and (c) otherwise exploit the Licensed Mobilan Rights, each within the Licensed Territory for use within the Licensed Mobilan Field; and to have any of the foregoing performed on its behalf by a third party.

2.           Licensed Inhibitor and Modulator Rights.  Subject to the terms and conditions of this Agreement, CBLI hereby grants to Panacela an exclusive sublicense under the Licensed Inhibitor and Modulator Rights to (a) make, have made, develop, use, import, export, distribute, market, promote, offer for sale, and sell Products, (b) practice any method, process, or procedure within the Licensed Inhibitor and Modulator Patents, and (c) otherwise exploit the Licensed Inhibitor and Modulator Rights, each within the Licensed Territory for use within the Licensed Inhibitor and Modulator Field; and to have any of the foregoing performed on its behalf by a third party (collectively, with the rights granted to Panacela under Section II.A.1 and II.A.2, the “License”).

3.           Panacela hereby consents to be bound by the terms of the Exclusive License Agreement.

4.           From time to time during the term of this Agreement, upon request by either Party, CBLI and Panacela shall update Appendix B and C hereto to include all patent applications and patents that are within the Licensed Patents.

B.           Affiliates.Panacela may extend the License, or any part thereof, to any Panacela Affiliate; provided that such Affiliate consents to be bound by the terms of this Agreement to the same extent as Panacela.

C.           Right to Sublicense. Panacela and its Affiliate may grant and authorize sublicenses to third parties (“Sublicensees”) within the scope of the License (“Sublicenses”).  Subject to the terms and considerations of this Agreement, upon expiration or termination of this Agreement for any reason, any and all existing sublicenses shall survive; provided that such Sublicensees promptly agree in writing to be bound by the terms of this Agreement.

D.           Control of Patent Prosecution.

1.           Licensed Mobilan Patents.  CBLI shall retain all control of patent prosecution regarding the Licensed Mobilan Patents.

2.           Licensed Inhibitor and Modulator Patents.

a.          Panacela shall have primary responsibility to (a) file and prosecute any domestic and/or foreign patent application within the Licensed Inhibitor and Modulator Patents, and (b) maintain any patent that may issue therefrom. All costs and expenses of all such patent work, including preparation fees, filing fees, taxes, annuities, working fees, issuance fees, maintenance fees, and/or renewal and extension charges shall be paid by Panacela.

b.          Panacela shall give CBLI, CCF and CCIA a reasonable opportunity to review (a) the text of all such applications before filing, and (b) the content of any proposed responses to official actions of the United States Patent and Trademark Office and foreign patent offices during prosecution of such patent applications; and shall consult with CBLI , CCF and CCIA with respect thereto.  For purposes of this Section II.D.2(b) "reasonable" shall mean sufficiently in advance of any decision by Panacela or any deadline imposed upon written response by Panacela so as to allow CBLI , CCF and CCIA to meaningfully review such decision or written response and also to provide comments to Panacela in advance of such decision or deadline to allow comments of CBLI, CCF and CCIA, or either, to be considered and incorporated into Panacela's decision or written response.

c.          In consultation with CCF , CBLI and CCIA, Panacela will file patent applications within the Licensed Inhibitor and Modulator Patents, prosecute patent applications within the Licensed Inhibitor and Modulator Patents, and maintain patents within the Licensed Inhibitor and Modulator Patents, in each case pursuant to Panacela’s rights under this Section II.D.2 in such countries as Panacela may desire from time to time by notice to CBLI , CCF and CCIA.  In the event Panacela does not file for or continue prosecution of any such patent application within the Licensed Inhibitor and Modulator Patents or maintain any such patent pursuant to Panacela's rights under this Section II.D, in any country, (a) Panacela shall notify CBLI in writing pursuant to Section II.D.2.d.below, and in such event CBLI may at its discretion pursue such filing, prosecution and/or maintenance, and (b) Panacela's license with respect to such patent application and/or such patent in such country shall terminate.

d.          Panacela agrees to keep CBLI, CCF and CCIA informed in a timely manner of the contents, status and progress of all patent applications within the Licensed Inhibitor and Modulator Patents filed and prosecuted by Panacela, and to provide copies of such patent applications and documents relating thereto to CBLI , CCF and CCIA; Panacela shall copy CBLI on all correspondence with CCF and/or CCIA related to the Licensed Inhibitor and Modulator Patents.  Panacela agrees to provide CBLI , CCF and CCIA with such information and documentation with respect to all Licensed Inhibitor and Modulator Patents, as CBLI , CCF or CCIA, respectively, shall reasonably request.  Panacela further agrees that Panacela will not allow any such patent application or any patent that may issue therefrom to become abandoned until CCF , CBLI and CCIA have each determined, and informed Panacela, that it does not desire to continue prosecution or appeal(s) or maintenance of such patent application or patent in accordance with such party’s rights pursuant to Section II.D.2.c.above; provided that Panacela’s obligations to continue prosecution or appeals(s) or maintenance of any such patent application or patent will not extend beyond the three (3) month anniversary of Panacela’s written notice of Panacela's election pursuant to Section II.D.2.c.above.

e.          In the event that Panacela elects not to file any patent application within the Licensed Inhibitor and Modulator Patents, or thereafter elects not to continue prosecution of any such patent application, or elects not to maintain any patent that may issue therefrom pursuant to Section II.D.2.c.above, CBLI shall have the right, at CBLI's option and expense and on its own make, to file for and prosecute such patent application and maintain such patent using patent counsel selected by CBLI, and Panacela shall cooperate therewith.

E.            Research Use Right.  Pursuant to Section 2.G of the Exclusive License Agreement, this Agreement does not include the exclusive, fully-paid up non-assignable right of CCF and Other Institution to make and use, for academic or research purposes only, the Licensed Rights (the “Reserved Rights”) to the extent that the Reserved Rights are based on the rights granted by CCF or Other Institution, as the case may be.

F.           Right to Publish.The License is subject to a reserved, irrevocable, exclusive, fully-paid up non-assignable license back to CCF and Other Institution, as the case may be, to publish the general scientific findings from such parties’ research related to the Licensed Rights.

G.           Ownership of Innovations.  Innovations shall be either jointly owned or solely owned by the party for whom ownership can be established under the provisions of U.S. patent law and licensed as provided herein.  Unless otherwise agreed in writing between the Parties, and subject to CCF’s and Other Institution’s rights under Sections II.E and II.F of this Agreement, Panacela shall own absolutely and exclusively immediately upon their creation all rights, title and interest in and to any and all Innovations created solely by employees or agents of Panacela or Affiliates thereof (“Panacela Innovations”), including, but not limited to, all patents, trade marks, design rights (whether registrable or otherwise), copyright, database rights, trade secrets, know-how and all other intellectual property rights and equivalent rights or similar forms of protection existing anywhere in the world.  Panacela shall have the sole and exclusive discretion regarding whether to seek protection (including, without limitation patent protection) for Panacela Innovations.

III.        COMMERCIALIZATION; REGULATORY APPROVALS

A.           Commercialization.  Panacela shall, at its expense, use its commercially diligent efforts, which in any event shall not be less than the efforts Panacela uses with respect to its own proprietary products not derived from the Licensed Rights, to bring Products to market as timely and efficiently as possible consistent with sound and reasonable business practices and judgments.  Such program shall likely include the preclinical and clinical development of Products at Panacela’s expense, including research and development, laboratory and clinical testing, and marketing and sales.  This Agreement shall not provide to CBLI any ownership rights to any developments of Panacela not otherwise provided by separate agreements between the Parties, if any.  Notwithstanding the foregoing, all business decisions shall be within the sole discretion of Panacela.  CBLI acknowledges that Panacela is in the business of developing, manufacturing, marketing and selling biopharmaceutical products.  Panacela shall provide CBLI written reports necessary for CBLI to satisfy its reporting obligations under the Exclusive License Agreement, including written reports on at least on a semi-annual basis detailing Panacela’s clinical, regulatory, and financial progress.  CBLI understands that these reports may contain material non-public information and that to such extent such reports will be considered “Confidential Information” pursuant to Section XVIII.  Nothing in this Agreement shall be construed as restricting Panacela's conduct of such business or imposing on Panacela the duty to market and/or sell Products for which royalties are payable hereunder to the exclusion of, or in preference to, any other Panacela product, or in any way other than in accordance with its normal commercial practices.

B.           Regulatory Approval.  Panacela shall be solely responsible for securing any federal, including U.S. Food and Drug Administration ("FDA"), state, local or foreign Regulatory Approval necessary for commercial sale of Products. Each Regulatory Approval shall be made in Panacela's name or in the name of an Affiliate or lawful designee of Panacela unless applicable law requires otherwise, or CBLI and Panacela otherwise agree that a particular approval be made in the name of CBLI or an Affiliate or lawful designee of CBLI. CBLI agrees that, any such Regulatory Approval made in its name will not affect the rights granted to Panacela in this Agreement. CBLI will lend assistance, including involving CCF or Other Institution as necessary, on a reasonable basis to facilitate Panacela’s acquisition of necessary Regulatory Approvals. Such assistance will include the provision to Panacela as promptly as reasonably practicable of scientific and clinical data obtained by CBLI (including from CCF or Other Institution) relating to the Licensed Rights and the Products. Panacela shall be responsible for reimbursing CBLI for any reasonable direct costs associated with such activity, including costs incurred by CBLI to CCF or Other Institution.

IV.       CONSIDERATION

A.           For any amounts owed to CCF under Section 4.B of the Exclusive License Agreement (the “CCF Milestones”) on account of activities under the Licensed Rights (the “Panacela Activities”), Panacela shall pay the CCF Milestones directly to CCF or its designee, as applicable,  in the name of CBLI.

B.           Earned Royalties.  For any amounts owed to CCF under Section 4.C of the Exclusive License Agreement (the “CCF Royalties”) on account of Panacela Activities, Panacela shall pay the CCF Royalties directly to CCF or its designee, as applicable, in the name of CBLI.

C.           Sublicense Royalties.  For any amounts owed to CCF under Section 4.D of the Exclusive License Agreement (the “CCF Sublicense Royalties”) on account of Panacela Activities, Panacela shall pay the CCF Sublicense Royalties directly to CCF or its designee, as applicable, in the name of CBLI.

D.           Accounting.  Panacela shall provide CCF , CCIA and/or CBLI, as applicable a full accounting showing how any amounts owing under this Section IV have been calculated on the date of each such payment and paid.  Such accounting will be on a per-country and product line, model, or trade name basis and shall be summarized in a reporting format that contains substantially similar information to the information obligations of CBLI as set out in Section 4 to the Exclusive License Agreement.  Should failure by Panacela to make a required payment when due hereunder cause interest to accrue against CBLI under the Exclusive License Agreement, the corresponding balance due by Panacela hereunder shall accrue interest until paid at the same rate.

E.           Currency.  Except as otherwise directed, all amounts owing under this Agreement shall be paid in U.S. dollars by wire transfer to an account specified by the designated recipient. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made at the rate used by Panacela in calculating Panacela's own revenues for financial reporting purposes.

F.           Withholdings.  Any withholding or other tax that Panacela or an Affiliate thereof is required by law to withhold shall be deducted from said royalties and promptly paid to the taxing authority. If royalties paid to Panacela or an Affiliate thereof by a Sublicensee on Net Sales of Products are reduced for withholding or similar taxes, the Sublicense Royalties due CCF shall be correspondingly reduced, and Panacela shall furnish CCF, CCIA and/or CBLI with proper evidence of the taxes paid.

V.         REPRESENTATIONS AND WARRANTIES

A.           CBLI represents and warrants as of the Effective Date that:

1.	CBLI has all requisite authority to execute and deliver this Agreement and perform its obligations hereunder, including, without limitation, the right to grant the License;

2.	CBLI has not previously assigned, transferred, conveyed or otherwise encumbered any of its right and interest in the Licensed Rights;

3.
to the best of CBLI’s knowledge, each of the inventors of the Licensed Patents has signed a full and effective assignment of his or her rights to either CCF, Other Institution or CBLI as applicable, and such assignments have been duly recorded with the United States Patent and Trademark Office;

4.	to the best of CBLI’s actual knowledge, there are no assignments by inventors of the Licensed Patents other than those assignment recorded with the United States Patent and Trademark Office;

5.	to the best of CBLI’s actual knowledge, there are no third party pending patent applications which, if issued, cover the development, manufacture, use or sale of Products;

6.
to the best of CBLI’s actual knowledge, the government of the United States of America does not have any rights in or to the Licensed Patents, whether derived from the provision of research funding or otherwise;

7.	there are no claims, judgments or settlements against or owed by CBLI or pending or, to the best of its knowledge, threatened claims or litigation relating to the Licensed Rights;

8.	all application and renewal fees and other steps required for the maintenance or protection of the Licensed Rights have been paid on time or taken;

9.
there are no collaborative, licensing, transfer, supply, distributorship or marketing agreements or arrangements or other kinds of agreements to which CBLI or any of its Affiliates are party relating to any of the Licensed Rights or Products except those previously disclosed to Panacela in the Disclosure Schedules to the Investment Agreement;

10.	neither CBLI nor its Affiliates shall enter into any oral or written agreement or arrangement that would be inconsistent with CBLI’s obligations under this Agreement;

11.
to the best of CBLI’s knowledge after reasonable investigation, CCF does not own or hold any rights in any other patent or patent application, the claims of which would dominate the claims of a patent or patent application within the Licensed Patents as applied to the applicable Licensed Field; and

12.
to the best of CBLI’s knowledge after reasonable investigation, CBLI does not own or hold any rights in any other patent or patent application, the claims of which would dominate the claims of a patent or patent application within the Licensed Patents as applied to the applicable Licensed Field.

Provided that:

1.	except as set forth above in this Section V.A., CBLI makes no warranty or representation as to the validity or scope of any of the Licensed Patents;

2.
except as set forth above in this Section V.A, CBLI makes no warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties; or

3.	nothing in this Agreement shall be construed as an obligation to furnish any know-how not provided in the Licensed Rights or any services, other than those specified in this Agreement.

B.           CBLI MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY PANACELA OR ITS VENDEES OR OTHER TRANSFEREES OF PRODUCTS INCORPORATING OR MADE BY USE OF THE LICENSED RIGHTS.

C.           Panacela represents and warrants that:

1.
Panacela and its Affiliates are unaware of any pending or threatened claim or cause of action, or restriction on exportation, by any third party, whether a private or governmental entity, regarding any Licensed Patents, Products, CCF Technology, including regarding this license, and performance of this Agreement.

2.
Panacela will ensure that all CCF Technology and any other data or technological information of any sort provided by CBLI under this Agreement (“Data”) will be received and reviewed by an employee of Panacela who is a U.S. citizen or U.S. permanent resident and that Panacela with perform all necessary and appropriate export control evaluations, and secure any necessary export control licenses, before providing any such Data to any non-U.S. national or non-U.S. entity.

3.
Panacela will perform all necessary and appropriate export control evaluations, and secure any necessary export control licenses, before providing any Data or rights under this Agreement to any Affiliate or Sublicensee or any employee or agent of either.

4.	No Product will be developed by Panacela or its Affiliates for biodefense purposes.

5.
Products produced under the License granted herein shall be manufactured in accordance with all material respects with applicable international, foreign, federal, state and local laws, rules and regulations, including, without limitation, in accordance in all material respects with all applicable rules and regulations of the FDA and all applicable regulatory bodies.

VI.       RECORDKEEPING

A.           Panacela shall keep books and records sufficient to verify the accuracy and completeness of Panacela's accounting referred to above, including without limitation inventory, purchase and invoice records relating to the Products or their manufacture. In addition, Panacela shall maintain documentation evidencing that Panacela is in fact pursuing development of Products as required herein. Such documentation may include, but is not limited to, invoices for studies advancing development of Products, laboratory notebooks, internal job cost records, and filings made to the Internal Revenue Service to obtain tax credit, if available, for research and development of Products. Such books and records shall be preserved for a period not less than three (3) years after they are created during and after the term of this Agreement.

B.           Panacela shall take all reasonable steps necessary so that the accounting firm representing Panacela, or any other registered CPA mutually agreeable to CBLI and Panacela, may within forty-five (45) days of request by CBLI review and copy all the books and records to allow CBLIto verify the accuracy of Panacela's royalty reports and Development Reports. Such review shall be performed at the expense of CBLI upon reasonable notice and during regular business hours at a single U.S. location of Panacela's choice.

VII.      LICENSE TERM AND TERMINATION PROVISIONS

A.           The term (the "Term") of this license shall begin on the date of this Agreement and continue until the earlier of the expiration of exclusive rights pursuant to the Licensed Patents, or twenty (20) years after the commencement of Sales of Products, unless this Agreement is earlier terminated as provided herein.

B.           The License is strictly subject to Panacela's diligent efforts to develop and commercialize Products. CBLI may, at its option terminate this Agreement ninety (90) days after giving written notice of termination to Panacela during the continuation of any of the following events by Panacela:

1.           commission of any breach in any material respect of any other covenant herein contained, including without limitation (a) failure to satisfy its diligence obligations pursuant to Article III; (b) failure to timely pay any monies due hereunder; (c) failure to timely submit to CBLI any Development Report; (d) offering any component of the Licensed Rights to its creditors or any other third party in violation of this Agreement; or (e) raising or allowing to be raised any challenge of or regarding the validity of any of the Licensed Patents; or

2.           committing any act of bankruptcy, becoming insolvent, or unable to pay its debts as they become due, filing a petition under any bankruptcy or insolvency act, or having any such petition filed against it which is not dismissed within sixty– (60) days.  Should Panacela, or a new entity which is an Affiliate of Panacela subsequently emerge from bankruptcy, CBLI shall negotiate in good faith with such entity to enter into a new license agreement between CBLI and such party containing substantially the same material terms as this License;

provided that Panacela may avoid such termination if before the end of such sixty(60) day period Panacela cures such breach or default.  This paragraph shall not suspend any obligation of Panacela to compensate CBLI for any undisputed amount, as provided for under any term of this Agreement, during the pendency of any determination of breach.

C.           Panacela may terminate this Agreement in its entirety or as to any particular patent application or patent within the Licensed Patents at any time by giving at least ninety (90) days written notice of such termination to CBLI.  A brief statement of the reasons for termination shall accompany such a notice.  From and after the effective date of a termination under this Paragraph with respect to a particular patent application or patent, such patent application and patent in the particular country shall cease to be within the Licensed Patents for all purposes of this Agreement.  Upon a termination of this Agreement in its entirety under this Paragraph, all rights and obligations of CBLI and Panacela shall terminate, except as provided in Section VII.F.

D.           Notwithstanding the foregoing, the obligations of Panacela with respect to the commercialization of Products under this Agreement are expressly conditioned upon the continuing absence of a materially adverse condition which results in a delay in the commercialization of the Products, including, but not limited to, a substantially adverse condition or event relating to the safety or efficacy of a Product or unfavorable pricing, pricing reimbursement, labeling or lack of Regulatory Approval, and the obligation of Panacela to develop or market any such Product, and CBLI’s right to terminate this Agreement set forth in this Section VII.B, shall be delayed, tolled or suspended so long as such condition or event exists as mutually agreed by CBLI and Panacela.

E.           Upon termination of this Agreement, Panacela’s rights to the Licensed Rights granted hereunder and all use thereof shall terminate and any and all rights in the Licensed Patents shall revert back to CBLI and, if requested by CBLI, Panacela shall destroy or return, at CBLI’s sole option, all copies of any media or materials which are the property of CBLI, CCF or Other Institution, including but not limited to all documentation, notes, plans, drawings, copies, samples and computer code. Notwithstanding the termination of this Agreement, Panacela shall remain obligated to provide an accounting for and to pay royalties earned up to the date of the termination and post-termination (as permitted by Section VII.H), subject to Section IV.B.

F.           Expiration or termination of the Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and the provisions of Section VI, VII.E, XIV, XV.A, XVII and XVIII shall survive the expiration or termination of this Agreement and remain in full force and effect regardless of the cause of termination. Any expiration or early termination of this Agreement shall be without prejudice to the rights of either party against the other accrued or accruing under this Agreement prior to termination.

G.           Waiver by either Party of a single breach or default, or a succession of breaches or defaults, shall not deprive such Party of any right to terminate this Agreement in the event of any subsequent breach or default.

H.           In the event that this Agreement is terminated for any reason, Panacela and Affiliates thereof and customers of either may, after the effective date of such termination, sell or otherwise dispose of all Products and parts thereof that Panacela, Affiliates thereof, and customers of either may have on hand on the effective date of such termination, subject to Panacela’s payment to CBLI of royalties pursuant to Section IV of this Agreement.

VIII.    ASSIGNABILITY

This Agreement may not be assigned by Panacela without notification of CCF and the prior written consent of CBLI, which will not be unreasonably withheld provided that such assignee or transferee promptly agrees in writing to be bound by the terms and conditions of this Agreement.  Panacela may assign its right to receive payments hereunder.

IX.      CONTEST OF VALIDITY

In the event Panacela or a third party contests the validity of any Licensed Patent, Panacela shall continue to pay royalties with respect to that patent as if such contest were not underway to an escrow agent mutually agreed to by the parties, to be held in a separate interest bearing account in accordance with the terms of a mutually acceptable escrow agreement between the parties in form and substance as is customary for such purposes, until such time as a court of last resort adjudicates the validity or invalidity of such patent. If such court of last resort confirms the invalidity or unenforceability of such patent, then all royalties previously paid by Panacela into escrow pursuant to this paragraph, together with all interest accrued thereon and any other amounts earned in respect thereof (collectively, the “Escrow Funds”), shall be promptly paid to Panacela.  If such court of last resort confirms the validity or enforceability of such patent, then the Escrow Funds shall be promptly paid to CCF and/or CCF and CCIA, as applicable.

X.       PROTECTION OF LICENSED RIGHTS

CBLI and Panacela agree to assist each other to the extent necessary to protect any of Panacela’s rights in the Licensed Rights. CBLI and Panacela each shall notify the other in writing of any infringements by others of the Licensed Rights. Following receipt of such notification, CBLI and Panacela shall engage in meaningful consultation as to the means of preventing such infringements and shall cooperate in any preliminary steps, short of filing a lawsuit, including but not limited to preliminary investigations, engagement of counsel and/or sending cease-and-desist letters, that CBLI and Panacela shall mutually determine are required prior to the filing of any lawsuit. Pursuant to Section XI below, Panacela may commence or prosecute any claims or suits in its own name or join CBLI as a party thereto. However, should Panacela decline or fail to commence or prosecute such claims or suits, CBLI may itself institute such claims or suits in its own name and join Panacela as a party thereto, except that CBLI shall not institute such claims or suits without first obtaining the written consent of Panacela to do so, which consent shall not be unreasonably withheld, conditioned or delayed. CBLI and Panacela shall cooperate fully in any claims or suits commenced and prosecuted by either Party pursuant to this Section X.

XI.       ENFORCEMENT OF LICENSED RIGHTS

A.           Panacela has the right, but not the obligation, to defend the Licensed Rights (the “Enforced Rights”) against infringement, interference or opposition by other parties in any country, including by bringing any legal action for infringement or opposition or defending any counterclaim of invalidity, notice of opposition or action of a third party for declaratory judgment of non- infringement or interference. Panacela may bring or defend, or subject to CBL’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, may settle any such actions solely at its own expense and through counsel of its selection; provided, however, that CBLI, CCF and the Other Institution, to the extent that the Enforced Rights are based on the rights granted by CCF or Other Institution, as the case may be, shall be entitled in each instance to participate through counsel of its selection and at its own expense. CBLIhas no obligation or responsibility with respect to any such infringement action or interference except to provide reasonable assistance to Panacela as requested, and Panacela shall reimburse CBLI and Other Institution, as the case may be, for its reasonable out-of-pocket expenses in connection with any such assistance. Panacela shall be entitled to credit against royalties payable to CBLI hereunder to the same extent that CBLI shall be entitled to credit against royalties payable to CCF or CCIA, as applicable.  Any amounts entitled to be so credited and not previously credited may be carried forward.  In the event of a favorable settlement or award of damages, any amounts owed to CCF under Section 11.A of the Exclusive License Agreement shall be paid directly to CCF or CCIA, as applicable, in the name of CBLI.  CCF’s or CCIA’s sole financial obligation, as applicable, with respect to such litigation will be limited to the right of Panacela to credit fifty percent (50%) of its costs and expenses against royalties as provided herein.

B.           In the event Panacela is permanently enjoined from exercising any of the License Rights granted hereunder pursuant to an infringement action brought by a third party, or if Panacela elects not to undertake the defense or settlement of such a claim of alleged infringement for a period of six (6) months from notice of such claim or suit, then Panacela’s rights and obligations under this Agreement with respect to said License Rights will terminate upon written notice from CBLI, subject to Section VII of this Agreement. If Panacela elects to defend any such action, then Panacela shall be entitled to credit against royalties payable to CBLI hereunder fifty percent (50%) of its out-of-pocket costs and expenses incurred in connection with such action at a rate not to exceed fifty percent (50%) of the royalties due CBLI in any Half Year. Any amounts entitled to be so credited and not previously credited may be carried forward.

XII.       PATENT MARKING

Panacela shall mark all Products or Products’ packaging with the appropriate patent number reference in compliance with the requirements of United States law (see 35 U.S.C.§287).

XIII.        PRODUCT LIABILITY AND CONDUCT OF BUSINESS

A.           Panacela shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold CBLI, CCF, and Other Institution and each of its respective trustees, officers, employees, consultants, and agents of each, as the case may be, harmless against all claims and expenses, including legal expenses and reasonable attorneys fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever (other than infringement claims) resulting from the production, manufacture, sale, use, lease, consumption or advertisement of Products arising from any right or obligation of Panacela hereunder with respect to CBLI, CCF or Other Institution, as the case may be , provided that Panacela shall not be obligated to indemnify CBLI, CCF or Other Institution under this Section XIII.A. after any unappealed or unappealable order of a court of competent jurisdiction holds that the claim was legally caused solely by the gross negligence or willful misconduct of CBLI, CCF or Other Institution.  CBLI, CCF and Other Institution at all times reserve the right to select and retain counsel(s) of their own to represent CBL’s, CCF’s and Other Institution’s interests in any such action, subject to Panacela’s sole control of the defense thereof and all related settlement negotiations.

B.           CBLI hereby agrees to indemnify, defend, and hold harmless Panacela and its current, former, or future stockholders, non-Panacela investors, officers, employees, consultants, and agents (each, an “Indemnified Person”) for, from, and against any and all claims, expenses (including attorneys’ fees), damages, losses, judgments, fines, amounts paid in settlement, and any other amounts that any Indemnified Person suffers, sustains, incurs, or becomes subject to arising out of or in connection with any breach of this Agreement or any inaccuracy of the representations contained in Section V.A.4 and V.A.11 of this Agreement.

C.           Neither Party shall be liable to the other party for any indirect, special, consequential, or other damages whatsoever, whether grounded in tort (including negligence), strict liability, contract or otherwise.  Except as provided in this Agreement, CBLI shall not have any responsibilities or liabilities whatsoever with respect to Product(s).

D.           Panacela shall at all times comply in all material respects, through insurance or self-insurance, with all statutory workers’ compensation and employers’ liability requirements covering any and all employees with respect to activities performed under this Agreement.

XIV.       USE OF NAMES.

Other than as required by law or regulation, Panacela shall not use the name, logo, likeness, trademarks, image or other intellectual property of CBLI, CCF, Other Institution, or employees thereof for any advertising, marketing, endorsement or any other purposes without the specific prior written consent of an authorized representative of CBLI, CCF or Other Institution, as the case may be, as to each such use. For purposes of the foregoing provision, an authorized representative of CCF means a representative of CCF’s Department of Media Relations and/or CCF’s Office of General Counsel, or comparable personnel.

XV.         MISCELLANEOUS

A.           Choice of Law.  This Agreement shall be governed, construed, and interpreted in all respects in accordance with laws of the State of New York without regard to the conflict of laws provisions of such.

B.           Notices.  Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by telecopier, or delivery by a professional courier service or the time when sent by certified or registered mail addressed to the Party for whom intended at the address below or at such changed address as the Party shall have specified by written notice, provided that any notice of change of address shall be effective only upon actual receipt.

(i)	If from Panacela to CBLI:

Cleveland BioLabs, Inc.
Attn: General Counsel
73 High Street
Buffalo, NY 14203
Fax: (716) 849-6820

With a copy to:

Polsinelli Shugart PC
Attn: Teddy C. Scott, Jr., Ph.D.
161 N. Clark Ave., Suite 4200
Chicago, IL 60601
Fax: (312) 873-2913

(ii)	If from Panacela to CCF:

Executive Director
CCF Innovations / GCIC10
9500 Euclid Avenue
Cleveland, OH  44195

With a copy to:

Legal Department
3050 Science Park Dr.
AC3-231
Beachwood, OH 44122

Payments to:

The Cleveland Clinic Foundation
Re: CCF-CBL License
P.O. Box 931532
Cleveland, OH  44193-5007
Attn: Barbara Honeey

The CCF Federal Tax ID Number is 34-0714585.

(iii)	If from Panacela to CCIA:

Children’s Cancer Institute Australia
PO Box 81
Randwick NSW2031 Australia
Attention: Managing Director
Telephone: 0293853140

(iv)	If from CBLI to Panacela:

Panacela Labs, Inc.73 High Street
Buffalo, NY 14203
Fax: (716) 849-6820

With a copy to:

Polsinelli Shugart PC
Attn: Teddy C. Scott, Jr., Ph.D.
161 N. Clark Ave., Suite 4200
Chicago, IL 60601
Fax: (312) 873-2913

C.           Counterparts.  This Amendment may be executed in counterparts with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

XVI.      INTEGRATION

This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the Parties, whether orally or in writing, except as provided for elsewhere in this Section XVII, made prior to or at the signing hereof, shall vary or modify the written terms of this Agreement. Neither Party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other Party, and specifically states that it is an amendment to this Agreement.

XVII.     SEVERABILITY

If any provision of this Agreement is held to be invalid, the other provisions will not be affected to the greatest extent possible consistent with the parties’ intent.

XVIII.       CONFIDENTIALITY

A.           Panacela acknowledges that CBLI may disclose valuable confidential information of CCF, Other Institution or CBLI to Panacela pursuant to the terms of this Agreement.  CBLI acknowledges that Panacela may disclose valuable confidential information to CBLI pursuant to the terms of this Agreement. Accordingly, the Parties agree to keep any Confidential Information in confidence and not to use or disclose the same except in pursuance of the terms of this Agreement.

B.           Both Parties agree to keep any information identified as confidential by the disclosing Party, confidential using methods at least as stringent as each party uses to protect its own confidential information. “Confidential Information” shall include plans and reports of Panacela, Panacela’s books and records maintained pursuant to Section VI, the Licensed Rights and all information concerning them and any other information marked confidential or accompanied by correspondence indicating such information is confidential exchanged between the parties hereto. Except as may be authorized in advance in writing by the other Party, each Party shall grant access to the Confidential Information only to its own employees involved in research relating to the subject matter of the Licensed Patents and/or manufacture or marketing of the Products, and each Party shall require such employees to be bound by confidentiality obligations substantially similar to those set forth in Article XVIII. Each Party agrees not to use any Confidential Information to its advantage and the other Party’s detriment, including, but not limited to, in the case of Panacela, claiming priority to any application serial numbers of any Licensed Mobilan Patents in any patent prosecution by Panacela. The confidentiality and use obligations set forth above apply to all or any part of the Confidential Information disclosed hereunder except to the extent that:

1.	The recipient party can show by written record that it possessed the information prior to its receipt from the other Party;

2.	The information was already available to the public or became so through no fault of the recipient party;

3.	The information is subsequently disclosed to the recipient party by a third party that has the right to disclose it free of any obligations of the disclosing party; or

4.
The information is required by law or regulation to be disclosed; provided, however, that the Party subject to such disclosure requirement has provided written notice to the other Party promptly to enable such other Party to seek a protective order or otherwise prevent disclosure of such Confidential Information.

C.           The Parties agree to keep the nature, existence and terms of this Agreement confidential until first publicly announced by the Parties pursuant to a joint press release mutually approved by the Parties. The content and timing of all press releases and similar public communications regarding this Agreement and the subject matter hereof will be mutually agreed to in writing by the Parties, and neither Party may make or issue any public announcement or press release that refers to the other Party or describes any aspect of this Agreement without having first received the prior written consent of the other Party. Notwithstanding the foregoing, either Party may make any public announcement or disclosure that it reasonably believes is required by law, rule or regulation of any governmental authority or other regulatory body (including, without limitation, the SEC or the FDA).

D.           Notwithstanding the provisions of this Section XVIII, Panacela shall have the right to disclose Confidential Information to its sublicensees, agents, vendors, consultants, Affiliates or other third parties (collectively, “Agents”) in accordance with this paragraph. Such disclosure shall be limited only to the Agents involved in the research, development, commercialization, manufacturing, marketing or promotion of Products. Any such Agents must agree in advance and in writing to be bound by confidentiality and non-use obligations substantially similar to those contained in this Agreement. In addition, Panacela and its Agents may make disclosure of such Confidential Information of CBLI as may be necessary in order to obtain or maintain any Regulatory Approvals, including, in connection with clinical trials, regulatory applications and filings, and otherwise.

XIX.        ANTI-KICKBACK STATUTE AND STARK LAW COMPLIANCE

By entering into this Agreement, the parties specifically intend to comply with all applicable laws, rules and regulations, including (i) the federal anti-kickback statute (42 U.S.C. §1320a-7b) and the related safe harbor regulations; and (ii) the Limitation on Certain Physician Referrals, also referred to as the “Stark Law” (42 U.S.C. §1395nn). Accordingly, no part of any consideration paid hereunder is a prohibited payment for the recommending or arranging for the referral of business or the ordering of items or services; nor are the payments intended to induce illegal referrals of business. In the event that any part of this Agreement is determined to violate federal, state, or local laws, rules, or regulations, the parties agree to negotiate in good faith revisions to the provision or provisions that are in violation.

XX.         ELIGIBILITY TO PARTICIPATE IN FEDERAL HEALTH CARE PROGRAMS

By signing this agreement, Panacela hereby represents and warrants the following: (a) that is has not been debarred, excluded, suspended or otherwise determined to be ineligible to participate in any federal health care programs (collectively, “Debarment” or “Debarred”, as applicable); and (b) that it shall not knowingly employ or contract with, with or without compensation, any individual or entity (singularly or collectively, “Program Agent”) listed by a federal agency as Debarred. To comply with this provision, Panacela shall make reasonable inquiry into the status of any Program Agent contracted or arranged by Panacela to fulfill the terms of this Agreement. In the event that Panacela and/or an Program Agent thereof either (i) becomes Debarred or (ii) receives notice of action or threat of action with respect to its Debarment during the term of this Agreement, Panacela agrees to notify CBLI immediately. Panacela agrees to timely notify CBLI in the event that Panacela has identified or reasonably suspects potential violations associated with its performance under this Section, and the nature of such potential violation, to enable CBLI to take prompt corrective action. Further, in the event that Panacela or a Program Agent thereof becomes Debarred as set forth above and such Debarment shall have become final and non-appealable, this Agreement relative to such entity or individual’s participation hereunder may be terminated upon written notice.

XXI.      AUTHORITY

The persons signing on behalf of each of CBLI and Panacela hereby warrant and represent that they have authority to execute this Agreement on behalf of the Party for whom they have signed.

XXII.       PUBLICATION

To avoid loss of patent rights as a result of premature public disclosure of patentable material, CBLI will extend to Panacela and allow Panacela to exercise all of CBLI’s benefit and rights regarding intended publication or disclosure pertaining to the Licensed Rights.

XXIII.      DISPUTE RESOLUTION

A.           Disputes.  The Parties recognize that disputes as to certain matters arising under or relating to this Agreement or either Party’s rights and/or obligations hereunder may arise from time to time.  It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in Section XXIII.B if and when such a dispute arises between the Parties.

B.           Procedures. The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have the authority to settle the controversy.  Either Party may give the other Party written notice of a dispute not resolved in the normal course of business.  If the matter has not been resolved by such executives within sixty (60) days of a disputing Party’s notice, the Parties agree to submit the matter to mediation unless mediation is waived upon written consent of the Parties.  If the matter is submitted to mediation but is not resolved through negotiation or mediation, or if the Parties waive mediation, either Party may initiate binding arbitration as provided in Section XXIII.C.

C.           Arbitration.  Arbitration of disputes or claims (each, a “Claim”) between the parties under this Section XXIII.C shall be administered by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures.  The arbitration shall be held in New York, New York.  The arbitration shall be conducted by one arbitrator who is knowledgeable in the subject matter at issue in the dispute.  The arbitrator will be selected by written agreement of the Parties.  The arbitrator shall, within fifteen (15) days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded.  The arbitrator shall be authorized to award compensatory damages, but shall NOT be authorized (a) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (b) to award punitive or multiple damages, or (c) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in subsections (a) and (b) of this sentence will not apply if such damages are statutorily imposed.  The arbitrator also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrator deems just and equitable and within the scope of this Agreement, including, without limitation, an injunction or order for specific performance.  The decision of the arbitrator shall be final and binding upon the Parties.  The award of the arbitrator shall be the sole and exclusive remedy of the Parties.  Judgment on the award rendered by the arbitrator may be entered in any court having competent jurisdiction thereof.  This Section XXIII.C shall not apply to any dispute, controversy or claim that concerns (i) the validity or infringement of a patent, trademark or copyright; or (ii) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.  Notwithstanding the foregoing, claims for injunctive relief shall not be subject to the requirements of arbitration. English shall be the language of any arbitration proceeding.

D.           Costs and Awards.  Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator; provided, however, that the arbitrator shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, and travel expenses), and/or the fees and costs of the arbitrator.

E.           Waiver and Acknowledgement.  By agreeing to this binding arbitration provision, the Parties understand that they are waiving certain rights and protections which may otherwise be available if a Claim between the Parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

XXIV.        CONFLICT OF INTEREST

CCF maintains and adheres to a Conflict of Interest Policy.  In connection therewith, Panacela represents that no CCF employees, officers or directors are consultants, employees, officers or directors of Panacela or any of its Affiliates serve on any boards or committees of or in any advisory capacity with Licensee or any of its affiliates.

XXV.        COMPLIANCE WITH LAWS

A.           Panacela agrees to comply with all applicable US and Foreign laws, rules, regulations and restrictions.  Without limiting the foregoing, by entering into this Agreement, Panacela will comply with all applicable laws, rules and regulations including, the Foreign Corrupt Practices Act, export/import laws, security laws and regulations, currency restrictions, and tax and other applicable treaties. In the event that any part of this Agreement is determined to violate any such us or foreign, federal, state, or local laws, rules, or regulations, the Parties agree to negotiate in good faith revisions to the provision or provisions that are in violation.  In the event the Parties are unable to agree to new or modified terms as required to bring the entire Agreement into compliance, either Party may terminate this agreement upon sixty (60) days' written notice to the other Party.

B.           Export Control Compliance. Panacela will comply with all applicable export laws, regulations, and restrictions. In connection with the exercise of Panacela’s rights hereunder, CBLI does not represent that an export license will not be required nor that, if required, such a license will be issued. It is also understood that the transfer of certain technical data and commodities may require a license from the United States Government. CBLI will reasonably cooperate with and assist Panacela to obtain any required export licenses. However, and notwithstanding anything to the contrary herein, Panacela will be solely responsible for ensuring that all export control regulations, laws, and restrictions (“Export Laws”) are complied with in connection with this Agreement, including overseeing the activities of its Affiliates and Sublicensees in connection with any right exercised under this Agreement. If any transfer under this Agreement to any person or entity, whether private or governmental, violates any U.S. export control regulation, law or restriction, such transfer shall be void at its inception, but any such violation shall be subject to Panacela’s indemnity obligation under Article 13. Upon request, and in any event with each Report due hereunder, an officer of Panacela shall certify that Panacela and each Sublicensee and Affiliate are in compliance with and have not violated any Export Law.

[Signatures follow.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

CLEVELAND BIOLABS, INC.:

By:	/s/ Michael Fonstein, Ph.D.	Date: September 23, 2011
Name: Michael Fonstein, Ph.D.
Title: Chief Executive Officer

PANACELA LABS, INC.

By:	/s/ Dmitry Tyomkin	Date: September 23, 2011
Name: Dmitry Tyomkin
Title: Chief Executive Officer
Signature Page to Exclusive Sublicense Agreement

Appendix B

Licensed Mobilan Patent Applications and Patents

Mobilan

Country/Region	App. No.	Assignee/Owner
PCT	PCT/US04/040753	CCF
Australia	2004296828	CCF
Canada	2,547,869	CCF
China	200480041259.5	CCF
EAPO	200601079	CCF
EPO	04813124.7	CCF
Hong Kong	07108097.8	CCF
Israel	175974	CCF
India	3112/DELNP/2006	CCF
South Korea	10-2006-7010934	CCF
Singapore	200809013-6	CCF
Ukraine	a200607304	CCF
USA	12/617,653	CCF
USA	12/617,639	CCF
USA	11/421,918	CCF
Japan	2006-542849	CCF
Malaysia	PI 20062641	CCF
PCT	PCT/US05/046485	CCF/CBLI
US	11/722,682	CCF/CBLI
Europe	05855104.5	CCF/CBLI
Japan	2007-548451	CCF/CBLI
Israel	184140	CCF/CBLI
Pakistan	0680/2006	CCF/CBLI

Appendix C

Licensed Inhibitor and Modulator Patent Applications and Patents

Revercom

Country/Region	App. No.	Assignee/Owner
PCT	PCT/US2005/016832	CCF/CCIA
US	11/579,779	CCF/CCIA
EPO	05748307.5	CCF/CCIA
Ireland	05748307.5	CCF/CCIA
Germany	05748307.5	CCF/CCIA
France	05748307.5	CCF/CCIA
Switzerland	05748307.5	CCF/CCIA
Great Britain	05748307.5	CCF/CCIA
New Zealand	551424	CCF/CCIA
Australia	2005244872	CCF/CCIA

Akril

Country/Region	App. No.	Assignee/Owner
PCT	PCT/US06/38440	CCF / CBLI
US	11/992,874	CCF / CBLI